Exhibit 99.01

CannaSys Announces Strategic Relationship with KiwiTech, LLC
Leading Technology Development Firm, Incubator, and Investor to Align with CannaSys for First Foray into Cannabis Industry
DENVER, CO AND WASHINGTON, DC / ACCESSWIRE / January 25, 2016 / CannaSys, Inc. (OTCQB: MJTK) ("CannaSys" or the "Company") a leading technology solutions, branding, and marketing company for the cannabis industry, has today announced a strategic relationship with KiwiTech, LLC. ("KiwiTech"), a unique business incubator providing a combination of mobile technology development solutions, and active investment into new and exciting technologies. As part of this new relationship, KiwiTech will provide exclusive technology development capability to Cannasys as well as evaluate CannaSys for potential future investment.
Founded in 2009 by technology veterans Rakesh Gupta and Neal Gupta, KiwiTech is a leading innovator in the incubation sector. KiwiTech has been a key developer of widely used mobile applications including Sensery, a mobile wealth management CRM platform, Loopster, a video editing platform, and Brilatta, a unique platform for hotel administration.
"Our customer success is vital and given prominence over company profits at KiwiTech," said Rakesh Gupta, Founder and CEO, KiwiTech. "Our collaboration with CannaSys in building out new technologies will strengthen CannaSys' capability to connect with customers in a whole new way."
CannaSys will integrate KiwiTech into its technology development pipeline immediately through a revamp of its core BumpUp Rewards loyalty product as well as into other unique product channels currently in the company's development pipeline. The relationship with KiwiTech also allows CannaSys to cut its core technology development costs by more than 50% which will further facilitate corporate growth and profitability.
"We are flattered that KiwiTech has chosen CannaSys as its initial foray into the regulated cannabis industry," commented Michael Tew, CannaSys' CEO. "We believe this new relationship will significantly enhance and accelerate our technology development capabilities as well as open up new avenues for investor capital, solving two innate challenges cannabis software companies face with one new strategic partner."
About KiwiTech, LLC
KiwiTech (www.kiwitech.com) provides end-to-end digital technology solutions across a wide range of industries, including publishing, healthcare, media & entertainment, education, financial services, and government. It has quickly gained recognition as an innovator by investing in numerous early-stage startups and partnering with large enterprises. Leveraging world-class design and technology development capabilities and extensive expertise with content management and creation, KiwiTech enables companies to seamlessly add mobile to their technology stack ensuring instant access to information - anytime, anywhere, and on any device. KiwiTech is based in Washington DC, with regional offices in New York, New York, Fort Collins, Colorado, and New Delhi, India.

About CannaSys, Inc.
CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other entities in order to bring additional solutions to market in both established and developing medical and recreational cannabis states.
Media Contact

Sudhir Kumar
718-619-8517
sudhir@kiwitech.com

Michael A Tew
CEO, CannaSys
Michael.tew@cannasys.com
720.420.1290